UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 07, 2010 (July 06, 2010)
Aircastle Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-32959	98-0444035

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Aircastle Advisor LLC, 300 First Stamford Place, Stamford, Connecticut	06902

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (203) 504-1020

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 6, 2010, the board of directors of Aircastle Limited (the “Company”) appointed Charles W. Pollard to serve as a Class II director, until the Annual General Meeting of Shareholders in 2011 or until his office shall otherwise be vacated pursuant to the Company’s Bye-Laws. Mr. Pollard will serve as a member of each of the Compensation Committee and the Nominating and Corporate Governance Committee of the board of directors of the Company.
Mr. Pollard replaces John Z. Kukral who tendered his resignation from the board of directors of the Company, effective July 06, 2010.
Upon his appointment to the board of directors of the Company, Mr. Pollard was granted a number of restricted common shares of the Company with a grant date value of approximately $45,000, pursuant to the Amended and Restated Aircastle Limited 2005 Equity Incentive Plan (the “Plan”), which is described in the Company’s proxy statement for its 2010 Annual General Meeting of Shareholders filed with the Securities and Exchange Commission on April 12, 2010. These restricted common shares will generally vest in full on January 1, 2011, so long as Mr. Pollard remains a director through that date. In consideration of his ongoing service to the board, Mr. Pollard will be compensated as an independent director and committee member as described in the Company’s proxy statement, which includes an annual cash board service fee of $60,000, cash board committee fees and an annual equity grant under the Plan with a grant date value of $90,000.
A copy of the Company’s press release announcing both the appointment of Mr. Pollard and the resignation of Mr. Kukral is attached hereto as Exhibit 99.1.
Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
(d) Exhibit 99.1 Press Release dated July 6, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRCASTLE LIMITED (Registrant)
/s/ David Walton
David Walton
General Counsel, Chief Operating Officer and Secretary

Date: July 7, 2010

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated July 6, 2010